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                                                                    EXHIBIT 23.1

                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 31, 2004 on the consolidated financial statements of W&T Offshore, Inc. and our report dated April 26, 2004 on the statement of revenues and direct operating expenses of certain oil and gas properties acquired from ConocoPhillips, in the Registration Statement (Form S-1 No. 33-00000) and related Prospectus of W&T Offshore, Inc. for the registration of _000,000 shares of its common stock.


                                                           /s/ Ernst & Young LLP

New Orleans, Louisiana
May 3, 2004